Exhibit 99.1
Vestin Realty Mortgage I, Inc.
Announces Filing of Form 13-D
By Vestin Realty Mortgage II, Inc.

Las Vegas - December 1, 2006 - Vestin Realty Mortgage I, Inc. (Nasdaq:VRTA) announced today that Vestin Realty Mortgage II, Inc. has filed Form 13-D with the United States Securities and Exchange Commission reporting that it now owns 345,485 shares of Vestin Realty Mortgage I, Inc. common stock, which represents 5.2% of our total outstanding common stock.

Mike Shustek, President and CEO of both Vestin Realty Mortgage I, Inc. and Vestin Realty Mortgage II, Inc. stated, “Vestin Realty Mortgage II, Inc. purchased the shares for investment purposes based on its belief that the shares, when purchased, were undervalued and represented an attractive investment opportunity. Depending upon overall market conditions and other opportunities open to them, Vestin Realty Mortgage II, Inc. may from time to time, and at any time, acquire additional shares in the open market or otherwise. Vestin Realty Mortgage II, Inc. reserves the right to dispose of all or any of the shares in the open market or otherwise at such times as its may deem advisable.”

About Vestin Realty Mortgage I, Inc.

Vestin Realty Mortgage I, Inc. is a real estate investment trust (“REIT”) that invests in short-term secured loans to commercial borrowers. Vestin Realty Mortgage I, Inc. is managed by Vestin Mortgage, Inc., which is a subsidiary of Vestin Group, Inc., a well-known asset management, real estate lending and financial service company. Since 1995, Vestin Mortgage, Inc. and its affiliates have facilitated more than $2.0 billion in lending transactions.

Forward-Looking Statements

Certain information discussed in this press release may constitute forward-looking statements within the Private Securities Litigation Reform Act of 1995 and the federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions at the time made, it can give no assurance that its expectations will be achieved. Readers are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements are inherently subject to unpredictable and unanticipated risks, trends and uncertainties, such as the Company’s potential inability to accurately forecast its operating results; the Company’s potential inability to achieve profitability or generate positive cash flow; the availability of financing; defaults on outstanding loans; unexpected difficulties encountered in pursuing our remedies if a loan is in default; a decline in the value of collateral securing our loans and other risks associated with the Company’s business. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

CONTACT:

Steve Stern
Stern & Company
702-734-3388

OR

Vestin Realty Mortgage I, Inc.
John Alderfer
702-227-0965